Exhibit 21.01

Sempra Energy

Schedule of Significant Subsidiaries

at December 31, 2006

Subsidiary	State of Incorporation or Other Jurisdiction
Chilquinta Energía, S.A.	Chile
Luz del Sur, S.A.A.	Peru
San Diego Gas & Electric Company	California
Sempra Energy Financial	California
Sempra Energy Global Enterprises	California
Sempra Energy International	California
Sempra Energy Resources	California
Sempra Energy Trading Corp.	Delaware
Sempra Metals Group Limited	United Kingdom
Sodigas Pampeana S.A.	Argentina
Sodigas Sur S.A.	Argentina
Southern California Gas Company	California
Topaz Power Partners, LLC	Delaware